Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

AMTD IDEA Group

(Exact Name of Registrant as Specified in its Charter)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.0001 per share(1)	Rule 457(r)	90,000,000(2)	US$1.04(3)	US$93,600,000(3)	US$0.0001102	US$10,314.72

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					US$93,600,000		US$10,314.72

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							US$10,314.72

(1)

The Class A ordinary shares are represented by American depositary shares, or ADSs, each representing two Class A ordinary shares. The ADSs have been registered under a separate registration statement on Form F-6 (Registration No. 333-232822).

(2)

Represented by 45,000,000 ADSs being offered to the investors in this offering. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or, the Securities Act, this registration statement shall be deemed to cover any additional number of ordinary shares that may be issued from time to time to prevent dilution as a result of a distribution, split, combination or similar transaction.

(3)	Calculated in accordance with Rule 457(r) under the Securities Act, as amended.

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